AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER

                  THIS AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") dated as of May 5, 2006, by and among Pinnacle Entertainment, Inc., a Delaware corporation ("Pinnacle"), PNK Development 1, Inc., a Delaware corporation and a wholly owned subsidiary of Pinnacle ("Merger Sub"), and Aztar Corporation, a Delaware company ("Aztar").

                  WHEREAS, Pinnacle, Merger Sub and Aztar are parties to that certain Agreement and Plan of Merger dated as of March 13, 2006, as amended and restated as of April 28, 2006 (the "Merger Agreement");

                  WHEREAS, pursuant to Section 7.03 of the Merger Agreement, the parties desire to amend the Merger Agreement as provided in this Amendment; and

                  WHEREAS, the respective Boards of Directors of Pinnacle, Merger Sub and Aztar have approved this Amendment and the other transactions contemplated hereby;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

         Section 1. Amendment to Common Stock Merger Consideration. (a) The fourth recital of the Merger Agreement is hereby amended to read as follows:

                     "WHEREAS, this Agreement has been duly and validly amended by a further amendment dated as of May 5, 2006, duly executed and delivered by the parties hereto (the "Fourth Amendment");

                     "WHEREAS, in the Merger, subject to the terms of Article II, each share of common stock, $.01 par value per share, of Aztar (the "Aztar Common Stock") will be converted into the right to receive (x) $47.00 per share in cash and (y) a number of shares of common stock, $.10 par value per share, of Pinnacle (the "Pinnacle Common Stock") equal to the Exchange Ratio (as defined in Section 8.03);"

             (b) Section 2.01(b) of the Merger Agreement is hereby amended and replaced in its entirety with the following:

                     Conversion of Aztar Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Aztar Common Stock (other than shares to be canceled in accordance with Section 2.01(a) and other than Aztar Dissenting Shares (as defined in Section 2.03(a)) shall be converted into the right to receive (x) $47.00 per share in cash and (y) a number of shares of Pinnacle Common Stock equal to the Exchange Ratio (together, the "Common Stock Merger Consideration"). As of the Effective Time, all such shares of Aztar Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Aztar Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration to be paid therefor upon the surrender of such certificate in accordance with
                     Section 2.02, without interest.

       Section 2.    Amendments to the Preferred Stock Merger Consideration.
(a) The fifth recital of the Merger Agreement is hereby amended and replaced in its entirety with the following:

                     WHEREAS, in the Merger, subject to the terms of Article II, each share of Series B ESOP Convertible Preferred Stock, $.01 par value per share (the "Aztar Preferred Stock") will be converted into the right to receive (x) $497.09 per share in cash and (y) a number of shares of Pinnacle Common Stock equal to the product of the Exchange Ratio and 10.576 (such product, the "Preferred Exchange Ratio"); and

             (b) Section 2.01(c) of the Merger Agreement is hereby amended and replaced in its entirety with the following:

                     Conversion of Aztar Preferred Stock. Subject to Section 2.02(e), each issued and outstanding share of Aztar Preferred Stock (other than shares to be canceled in accordance with Section 2.01(a) and other than Aztar Dissenting Shares) shall be converted into the right to receive (x) $497.09 per share in cash and (y) a number of shares of Pinnacle Common Stock equal to the Preferred Exchange Ratio, provided that with respect to any share of Aztar Preferred Stock that has elected to receive the liquidation preference plus accrued and unpaid dividends in accordance with the certification of designations, preferences and rights of the Aztar Preferred Stock, each such share shall be converted into the liquidation preference thereof plus accrued and unpaid dividends as of the Effective Time (together, the "Preferred Stock Merger Consideration" and together with the Common Stock Merger Consideration, the "Merger Consideration"). The liquidation preference of a share of Aztar Preferred Stock is $100. As of the date hereof, the accrued and unpaid dividends thereon were less than $180,000 in the aggregate. As of the Effective Time, all such shares of Aztar Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Aztar Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Preferred Stock Merger Consideration upon the surrender of such certificate in accordance with Section 2.02, without interest.

       Section 3. Clarification of Section 3.01(p). Section 3.01(p) of the Merger Agreement is hereby amended to add the following at the end thereof:

                          Vote Required. The affirmative vote of the holders of
                     record of at least a majority of the outstanding shares of Aztar Common Stock and Aztar Preferred Stock, voting together as a single class, with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of Aztar or its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby, including any of the foregoing after giving effect to the Fourth Amendment. No "fair price", "merger moratorium", "control share acquisition", or other anti-takeover or similar statute or regulation applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby, including any of the foregoing after giving effect to the Fourth Amendment, except for those which have been made not applicable to this Agreement, the Merger and the other transactions contemplated hereby (including any of the foregoing after giving effect to the Fourth Amendment) by valid action of the Board of Directors of Aztar prior to the execution and delivery hereof. Prior to the execution and delivery of the Fourth Amendment, the Board of Directors of Aztar has taken all action necessary to assure that (x) the Rights Agreement exempts Pinnacle and its affiliates and associates (as defined therein) from the operation of the provisions of the Rights Agreement, (y) none of Pinnacle, or its affiliates or associates are or will become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution, delivery and performance of this Agreement (including any of the foregoing after giving effect to the Fourth Amendment) and
                     (z) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including any of the foregoing after giving effect to the Fourth Amendment) are exempt from the provisions thereof. Aztar has taken such action as is necessary so that this Agreement (after giving effect to the Fourth Amendment) is not subject to the provisions of Article Ninth of its Restated Certificate of Incorporation, as amended.

       Section 4. Termination Fee and Termination Expenses. Section 5.07(b) of the Merger Agreement is hereby amended and modified as follows:

                     (a) The reference to $49.575 million in such section (including the definition of Termination Fee) is hereby amended and modified to be $52.16 million.

                     (b) The reference to $16 million in such section (including the definition of Termination Expenses) is hereby amended and modified to be $25.84 million.

      Section 5. Exchange Ratio: Option Amount. The respective definitions of Exchange Ratio and Option Amount in Section 8.03 of the Merger Agreement are hereby amended and restated to read in their entirety as follows:

                          "Exchange Ratio" means $4.00 divided by the Pinnacle
                     Amount; provided however that in no event shall the Exchange Ratio be greater than 0.16584 or less than 0.11056.

                         "Option Amount" means the sum of (x) $47.00 and (y)
                     the product of the Exchange Ratio and the Pinnacle Amount.

       Section 6.    General Provisions.

                  (a) Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

                  (b) References to the Merger Agreement. After the date hereof, all references to "this Agreement," "the transactions contemplated by this Agreement," the Merger Agreement and phrases of similar import, shall refer to the Merger Agreement as amended by this Amendment (it being understood that all references to "the date hereof" or "the date of this Agreement" shall continue to refer to March 13, 2006). The Aztar Disclosure Letter as originally delivered on March 13, 2006, shall continue to be the Aztar Disclosure Letter referred to in the Merger Agreement.

                  (c) Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                  (d) Other Miscellaneous Terms. The provisions of Article VIII (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

                                    * * * * *



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                          PINNACLE ENTERTAINMENT, INC.




                          By: /s/ Daniel R. Lee
                              Name: Daniel R. Lee
                              Title:  Chairman and CEO


                          PNK DEVELOPMENT 1, INC.




                          By: /s/ Daniel R. Lee
                              Name: Daniel R. Lee
                              Title: Chairman and CEO



                          AZTAR CORPORATION




                          By: /s/ Robert M. Haddock
                              Name: Robert M. Haddock
                              Title:  Chairman, CEO and President